Exhibit 10.20

STEEL DYNAMICS, INC.

CHANGE IN CONTROL BENEFIT PLAN

1.             Introduction.

This Steel Dynamics, Inc. (“SDI” or the “Company”) Change in Control Benefits Plan (the “CIC Plan”) is established, effective as of December 1, 2012.

(a)           Purpose. The purpose of the Plan is to describe eligibility for certain post-employment benefits for Eligible Executives (as defined, and in the amounts set forth, below), whose employment is involuntarily terminated as a result of, or following, a Change in Control (as defined below).

(b)           Effect. This Plan, to the extent that it provides Eligible Executives with benefits upon a change in control event (i) supersedes and replaces any other prior plans, policies or practices of the Company or any of its subsidiaries, but only on a dollar-for-dollar basis, that relate to severance payments or acceleration of vesting requirements with respect to any stock options, restricted stock units, performance units, or any other equity-based securities, triggered specifically upon a change in control (as may be defined therein ), and (ii) replaces, but only on a dollar-for-dollar basis, any other like-kind benefits or payments that may be payable to the Eligible Executive upon a termination of service unrelated to a Change in Control event, the purpose of such offset being to insure that any such change in control payment is not duplicative of a similar payment otherwise also payable to the Eligible Employee merely because the termination of that person’s employment associated with the Change in Control event also constitutes a termination of employment without regard to that Change in Control event. Notwithstanding the foregoing, this CIC Plan, and any the payment required hereby, is and will be deemed subordinated, in any event, to any individually negotiated severance benefit agreement, in writing, whether in the form of a change in control severance agreement, as such, or an employment agreement that also provides for severance benefits upon a change in control event.

2.             Definition of Terms.

The following capitalized terms used in this CIC Plan shall have the following meanings:

(a)           Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of an Eligible Executive’s duties to Company; (ii) a material and willful violation of any federal or state law by an Eligible Executive that if made public would injure the business or reputation of Company; (iii) refusal or willful failure by an Eligible Executive to comply with any specific lawful direction or order of Company or the material policies and procedures of Company, including but not limited to the Steel Dynamics, Inc. Code of Ethics for Principal Executive Officers and Senior Financial Officers (iv) conviction (including a plea of nolo contendere ) of an Eligible Executive of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill or commercial relationships if such Eligible Executive were to continue to be retained as an employee of the Company; or (v) substantial and continuing willful refusal by an Eligible Executive to perform duties ordinarily performed by an employee in the same position and having similar duties as such Eligible Executive; in each case as reasonably determined by the Compensation Committee or the Board of Directors of the Company (the “Board”).

(b)           Change in Control. “Change in Control” shall mean the occurrence of one or more of the following with respect to the Company:

(i)            the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board;

(ii)           a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock immediately prior to such merger or consolidation, and (B) the members of the Board immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board immediately after such merger or consolidation;

(iii)          any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, common stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, or (B) the members of the Existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or

(iv)          the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).

(c)           Disability. “Disability” shall mean a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders an Eligible Executive unable to perform any one or more of the essential duties of his or her position after the provision of reasonable accommodation, if applicable, for a period of greater than ninety (90) days within a one year period.

(d)           “Eligible Executives” shall mean (i) the Chief Executive Officer of the Company; (ii) the Executive Vice President for Steelmaking, President and COO of Steel Operations;(iii) the Executive Vice President and Chief Financial Officer; (iv) the Executive Vice President of Metals Recycling, President and COO of OmniSource; the Executive Vice President of Business Development, President and COO of New Millennium Building Systems; and (v) such other Executive Vice Presidents or other senior officers, by name and title, as may be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board.

(e)           Good Reason. “Good Reason” shall mean an Eligible Executive’s resignation from the Company within thirty (30) days following the occurrence of any of the following events with respect to such Eligible Executive:

(i)            without Eligible Executive’s express written consent, the significant reduction of Eligible Executive’s duties, authority, responsibilities, or reporting relationships relative to Eligible Executive’s duties, authority, responsibilities, or reporting relationships as in effect immediately prior to such reduction, or the assignment to Eligible Executive of such reduced duties, authority, responsibilities, or reporting relationships, which reduction or assigned reduction remains in effect five (5) business days after written notice by the Eligible Executive to the Chief Executive Officer of such conditions; provided, however, that the mere occurrence of a Change in Control shall not, in and of itself, constitute a material adverse change in Eligible Executive’s duties, authority, responsibilities or reporting relationships.

(ii)           a material reduction by Company in the base salary, bonus structure or benefits of Eligible Executive as in effect immediately prior to such reduction, with the result that Eligible Executive’s overall benefits package is significantly reduced; or

(iii)          the relocation of Eligible Executive’s principal work location to a facility or a location more than fifty (50) miles from Eligible Executive’s then present principal work location, without Eligible Executive’s express written consent.

(f)            Termination Date. “Termination Date” shall mean:

(i)            if an Eligible Executive’s employment is terminated by Company for Disability, the date designated by Company as the last day of such Eligible Executive’s employment;

(ii)           if an Eligible Executive dies, the date of death;

(iii)          if an Eligible Executive’s employment is terminated by Company for any other reason, the date designated by Company as the last day of such Eligible Executive’s employment; or

(iv)          if an Eligible Executive’s employment is terminated by such Eligible Executive, the date designated by Company as the effective date of resignation.

3.                                      Severance and Other Benefit Payments: Unless otherwise prescribed by the Compensation Committee, upon recommendation by the Chief Executive Officer, Eligible Executives will receive the benefits described herein under the following circumstances:

(a)           Termination in Connection with a Change in Control. If an Eligible Executive’s employment terminates either by Company without Cause, or by such Eligible Executive for Good Reason, at any time commencing during the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months following a Change of Control (the “Change in Control Period”), then, subject to the Eligible Executive’s execution and delivery of an effective release of claims against Company, and any related parties, that releases Company and any such parties from any claims whatsoever arising from or related to the Eligible Executive’s employment relationship with Company, including the termination of that relationship, in a form reasonably acceptable to the Company, the Eligible Executive will receive or otherwise become entitled to the following:

(i)            acceleration in full, so as to become immediately and completely vested, or acceleration of any applicable deferred settlement dates (subject in all cases to applicable holding periods) of any and all unvested stock options, restricted stock units, performance units, or any other equity-based securities or similar incentives that have been awarded to Eligible Executive as of the Termination Date. In all other respects, Eligible Executive’s securities shall continue to be subject to the terms of the applicable equity incentive plan, the notice of grant and any grant agreement;

(ii)           in the case of the Chief Executive Officer, or, from time to time, upon recommendation by the Chief Executive Officer and approval by the Compensation Committee, any other senior officer , by name and title (each thereafter a “Tier One Officer”), including, if so recommended, those officers noted in Section 3(a)(iii), a lump sum cash payment equal to (A) two (2) times that person’s highest base salary, at the Chief Executive Officer’s or such other designated Tier One Officer’s highest base salary rate then in effect as of the Termination Date (without taking into account any reduction in base salary that could independently trigger Eligible Executive’s resignation for Good Reason), plus (B) two (2) times the greater of that person’s target bonus or average actual bonus for the prior two (2) years, pursuant to the Company’s 2008 Executive Incentive Compensation Plan (the “Annual Bonus Plan”) or its annual bonus plan successor), less, in all instances, applicable withholding taxes or other withholding obligations of the Company, and less any amounts to which the Chief Executive Officer or other Tier One Officer is otherwise entitled under any statutory or Company long or short term disability plan, or by reason of any other plans, policies or practices of the Company that, if and to the extent implemented, would result in benefit payments to the Chief Executive Officer or such other Tier

One Officer, on the occasion of a termination of employment without Cause, unrelated to a Change in Control event;

(iii)          except if otherwise previously designated and approved as a Tier One Officer, in the case of the Executive Vice President and Chief Operating Officer of the Company, the Chief Financial Officer of the Company, or, upon recommendation by the Chief Executive Officer and approval by the Compensation Committee, any other senior officer , by name and title (each thereafter a “Tier Two Officer”) a lump sum cash payment equal to (A) one and one-half (1½) times such Tier Two Officer’s base salary, at such Tier Two Officer’s highest base salary rate then in effect as of the Termination Date (without taking into account any reduction in base salary that could independently trigger such person’s resignation for Good Reason), plus (B) one and one-half (1½) times the greater of such Tier Two Officer’s target bonus or average actual bonus for the prior two (2) years, pursuant to the Company’s Annual Bonus Plan or its annual bonus plan successor, less, in all instances, applicable withholding taxes or other withholding obligations of the Company, and less any amounts to which such Tier Two Officer is otherwise entitled under any statutory or Company long or short term disability plan, or by reason of any other plans, policies or practices of the Company that, if and to the extent implemented, would result in benefit payments to the that Tier Two Officer on the occasion of a termination of employment without Cause, unrelated to a Change in Control event; and

(iv)          if Eligible Executive elects benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following termination of employment, payment of the full cost of such benefits (either directly to Eligible Executive or to the appropriate carrier or administrator at the Company’s election) for the lesser of (a) twenty-four (24) months or (b) until such time as Eligible Executive becomes eligible for reasonably comparable health care benefits from a subsequent employer.

(b)           Voluntary Resignation; Termination for Cause. If an Eligible Executive’s employment terminates by reason of voluntary resignation (which is not for Good Reason), or if an Eligible Executive is terminated for Cause, then such Eligible Executive is not entitled to receive any benefits under Section 3(a) of this CIC Plan.

(c)           Disability. If an Eligible Executive suffers from a Disability, the Company may terminate such Eligible Executive’s employment to the extent permitted by law and, if such termination occurs during the Change in Control Period, Company will then pay to that Eligible Executive the compensation set forth in Section 3(a) of this Plan.

(d)           Death. If the Eligible Executive’s employment is terminated due to the death of such Eligible Executive within twenty-four (24) months following a Change in Control, then the compensation set forth in Section 3(a) of this Plan will be paid to the former Eligible Executive’s estate.

(e)           Application of Section 409A. Notwithstanding any inconsistent provision of this CIC Plan, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by an Eligible Executive pursuant to this CIC Plan in connection with such Eligible Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) that the Eligible Executive is a “specified employee” under Section 409A, then, but only to the extent required to avoid the Eligible Executive’s incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after the Eligible Executive’s “separation from service,” within the meaning of Section 409A. The Company will revise any applicable provisions of this CIC Plan to maintain to the maximum extent practicable the original intent of the applicable CIC Plan provisions without violating the provisions of Section 409A of the Code, if the Company deems such revisions necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such revisions shall not result in a reduction of the aggregate amount of payments or benefits under this Plan, without regard to the delayed payment, if any, that might be required hereunder.

(f)            Termination Not in Connection With a Change of Control. If the Executive’s employment terminates for any reason or no reason, whether on account of Disability, death, or otherwise, other than during the Change in Control Period, then such Eligible Executive shall not be entitled to receive severance or any other benefits under Section 3(a) of this Plan.

(g)           Coordination with Other Change of Control Benefits, Severance Benefits or Debts. If an Eligible Executive is entitled to cash payments, accelerated vesting of stock options or restricted stock grants, or any other benefits from Company following the termination of such Eligible Executive’s employment, after a Change in Control but pursuant to any other individually negotiated agreement, of the kind contemplated by Section I(b) hereof, then any benefits to which that Eligible Executive may become entitled under this CIC Plan shall be reduced by the benefits, if any, to which that Eligible Executive may become entitled to from the Company under such other agreement. Furthermore, if an Eligible Executive is indebted to the Company at the time of a termination, and the situation is such as would give rise to severance benefits under Section 3(a) of this CIC Plan, the Company shall have the right, but not the obligation to offset such severance payment under this CIC Plan by all or any portion of such indebtedness.

4.             At-Will Employment. Subject only to any applicable individual employment agreement between the Company and an Eligible Executive, or to any applicable policy of the Company, nothing herein shall be construed to imply a right to continued employment, for any specific period or otherwise, and each Eligible Executive’s employment, unless otherwise provided pursuant to any such other individual employment agreement or policy, is and shall continue to be at-will, as defined under applicable law. If an Eligible Executive’s employment terminates for any reason other than as specified in Section 3, such Eligible Executive shall not be entitled to any benefits, damages, awards or compensation under this CIC Plan.

5.             Tax Matters. The Company may withhold from any amounts payable under the CIC Plan such federal, state and local taxes as may be required to be withheld. In the event that any payment or other benefits provided for in this CIC Plan or otherwise payable to an Eligible Executive (i) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then, notwithstanding the other provisions of this CIC Plan, such Eligible Executive’s benefits under Section 3 will be reduced by an amount necessary to insure that such payments under this CIC Plan, together with any other payments that may constitute parachute payments for purposes of Section 280G, are at least one dollar less than the aggregate amount that, if applicable, would otherwise render such payments subject to Section 280G. 6. Severability, Enforcement. If any provision of this CIC Plan, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this CIC Plan and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

7.             General.

(a)           Notice. Notices and all other communications contemplated by this CIC Plan shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of an Eligible Executive, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to Company in writing. In the case of Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

(b)           Amendment. Prior to a Change in Control, the Company reserves the right to amend or terminate this CIC Plan. Upon a Change in Control, this Plan will become non-modifiable without the consent of the affected Eligible Executive(s).